P R E S S R E L E A S E

Synthesis Energy Systems, Inc. Plans Coal-to-Methanol Project in China with Major U.S.-Based Multinational Chemical Company

U-GAS® technology would optimize coal reserves and produce useful chemical feedstocks to supply China’s growing petrochemical fuel needs

HOUSTON, Texas, November 26, 2007 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX) announced the execution of a Project Development Agreement (the “Development Agreement”) with a major multinational chemical company (the “Chemical Company”) to perform feasibility studies and devise plans for the potential development of a coal-to-methanol gasification plant in China.  The planned plant would support the Chemical Company’s facilities in the Peoples Republic of China, and address the region’s increased demand for clean petrochemical feedstocks.

“SES is proud to add this large industrial multinational player to its strategic partners, which includes the Gas Technology Institute, CONSOL Energy and AEI.  These companies are committed to sustainable clean energy solutions through the use of low-cost and environmentally responsible modern U-GAS® coal gasification technology,” said SES President and Chief Executive Officer Tim Vail.

The planned plant will use SES’ global exclusive U-GAS® technology to convert China’s coal reserves into a synthesis gas (“syngas”), composed primarily of carbon monoxide and hydrogen.  The syngas can be used as a basic building block in the petrochemical and refining industries.  This plant is intended to further refine the syngas into methanol, an organic raw commodity widely used in manufacturing chemical products including plastics, paints, and construction materials.  The capacity of this plant would be similar in size to SES’ two other coal-to-chemical projects currently underway in China.

“The global methanol market is expanding, especially in China where the demand for methanol as a transportation fuel has grown at a particularly fast pace during the past decade,” said Vail.  According to a China Methanol Industry Forecast by C&G Consulting, China’s methanol market reached approximately 8.2 million metric tons in 2006.

“Both production and demand for methanol are expected to continue to grow.  We believe this proposed project, along with our three other active coal-to-chemical projects in China, should play an important role in strengthening China’s energy security while minimizing the impact on the environment,” concluded Vail.

The application of the U-GAS® technology offers significant economical and environmental advantages that are encouraged by the Chinese government.  The primary advantage of U-GAS® relative to other gasification technologies is its overall low cost, made possible by fuel flexibility, low operational cost, and the technology’s ability to economically scale projects to meet the needs of industrial customers.  U-GAS® technology produces much lower levels of regulated emissions, including sulfur oxides, nitrous oxides and particulates,

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than conventional coal combustion plants.  It also allows for the low-cost capture of greenhouse gases such as carbon dioxide.

The Development Agreement covers a number of project development phases.  During phase one, SES will conduct feasibility studies to identify the optimum site for the construction of the proposed plant in order to ensure adequate coal supply, coal and methanol transport costs and the permitting process.

Subject to a successful plant-site designation, SES will conduct additional scoping work that will include further definition of project design, schedules and costs.

The Development Agreement requires the successful completion of these project development phases, at which point further negotiation of a definitive agreement by both parties would be undertaken before initiating any projects.  Either SES or the Chemical Company may terminate the Development Agreement prior to the completion of the feasibility and other studies related to the proposed plant.

About Synthesis Energy Systems, Inc.
The Company is an energy and technology company that deploys proprietary systems and technology to gasify low value fuels to replace high cost energy and chemical products sold to major global markets.  The U-GAS® technology, which the Company licenses from the Gas Technology Institute, is designed to turn high-ash coals and waste coal products into high value synthesis gas for use in chemical applications or as a feedstock for producing transportation fuels.  The technology gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The Company currently has offices in Houston, Texas, Shanghai and Beijing, China.  For more information on the Company, visit www.synthesisenergy.com or call (713) 579-0600.

Forward Looking Statements
The matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “expects," "will" and similar expressions identify certain of such forward-looking statements.  Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control.  These include, but are not limited to, risks and uncertainties associated with: our early stage of development, the limited history and viability of our technology, our results of operation in foreign countries and the successful completion of its Hai Hua project.  The Company cautions that the foregoing factors are not exclusive.  The Company assumes no obligation to update the information contained in this press release.

Contact:
Synthesis Energy Systems, Inc.
Suzanne M. McLeod

Manager, Investor Relations

(713) 579-0602

suzanne.mcleod@synthesisenergy.com